EXHIBIT 10.53

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              NEXGEN BACTERIUM INC.

                              A PANAMANIAN COMPANY

                                   ("Seller")

                                       and

                             THE BIO BALANCE CORP.,


                             a Delaware corporation

                                   ("Buyer"),

                          a wholly owned subsidiary of
                       New York Health Care, Inc. ("NYHC")

                           Dated as of August 11, 2003

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                                     TABLE OF CONTENTS


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Recital                                                                               5

Article 1.   SALE OF ASSETS; . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

        1.1   Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . .    5

        1.2   Complete Transfer  . . . . . . . . . . . . . . . . . . . . . . . . .    5

        1.3.   No Assumption of Liabilities  . . . . . . . . . . . . . . . . . . .    6

Article 2.   PAYMENT AND BUYBACK RIGHT . . . . . . . . . . . . . . . . . . . . . .    6

        2.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

        2.2   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

Article 3.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

        3.1   Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

Article 4.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . .    6

        4.1   Organization and Standing  . . . . . . . . . . . . . . . . . . . . .    6

        4.2   Power and Authorization  . . . . . . . . . . . . . . . . . . . . . .    6

        4.3    Title to Assets; Intellectual Property  . . . . . . . . . . . . . .    6

        4.4    Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . .    8

        4.5    Shareholdings . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

        4.6    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

        4.7    Governmental Authorizations and Regulations . . . . . . . . . . . .    8

        4.8    Manufacturing and Technology Rights . . . . . . . . . . . . . . . .    8

        4.9   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

        4.10   Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

        4.11   Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .    9


Article 5.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . .    9

        5.1    Organization and Standing . . . . . . . . . . . . . . . . . . . . .    9

        5.2    Power; Authorization  . . . . . . . . . . . . . . . . . . . . . . .    9

        5.3    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . .    9

        5.4    Shares Validly Issued . . . . . . . . . . . . . . . . . . . . . . .    9

        5.5    Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . .    9

        5.6    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

        5.7    Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

        5.8    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .   10

Article 6.   CLOSING CONDITIONS OF SELLER  . . . . . . . . . . . . . . . . . . . .   10

        6.1    Material Adverse Change . . . . . . . . . . . . . . . . . . . . . .   10

        6.2    Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

        6.3     License Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   10

Article 7.   CLOSING CONDITIONS OF BUYER . . . . . . . . . . . . . . . . . . . . .   10


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        7.1    Satisfactory Due Diligence; Material Adverse Change . . . . . . . .   10

        7.2    Consents, Approvals and Waivers . . . . . . . . . . . . . . . . . .   11

        7.3    Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

        7.4    Proceedings and Documents . . . . . . . . . . . . . . . . . . . . .   11

Article 8    INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

        8.1    Seller Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . .   11

        8.2    Buyer Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . .   11

        8.3    Indemnification Claims  . . . . . . . . . . . . . . . . . . . . . .   12

        8.4    Defense of Third Party Actions  . . . . . . . . . . . . . . . . . .   12

        8.5    Survival of Representations and Warranties  . . . . . . . . . . . .   13

        8.6    Threshold . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

Article 9.   POST-CLOSING COVENANTS AND RESTRICTIONS   . . . . . . . . . . . . . .   13

        9.1    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . .   13

        9.2    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .   13

        9.3  Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

        9.4   Lock-Up Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .   14

        9.5   Legend on Stock Certificate  . . . . . . . . . . . . . . . . . . . .   14

Article 10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

        10.1   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

        10.2   Waivers; Cumulative Remedies  . . . . . . . . . . . . . . . . . . .   15

        10.3   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

        10.4   Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

        10.5   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . .   15


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        10.6   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

        10.7   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

        10.8   Title and Headings  . . . . . . . . . . . . . . . . . . . . . . . .   16

        10.9   Successor and Assigns . . . . . . . . . . . . . . . . . . . . . . .   16

        10.10   Rights of Third Parties  . . . . . . . . . . . . . . . . . . . . .   16

        10.11   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

        10.12   Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . .   16

        10.13   Disclosure of Information  . . . . . . . . . . . . . . . . . . . .   16
..
EXHIBITS . . . . . . . . . . . . . . . . . .

        Exhibit A   Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

        Exhibit B   Confidentiality Agreements . . . . . . . . . . . . . . . . . .   19

        Exhibit C   Legal Opinions of Counsel to Seller  . . . . . . . . . . . . .   20
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                            ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of August 11, 2003 (the "Effective Date") by and between NexGen Bacterium Inc., a Panamanian company ("Seller"); and The Bio Balance Corp., a Delaware corporation ("Buyer") which is a wholly-owned subsidiary of New York Health Care, Inc. ("NYHC"). RECITALS

A. The Seller is engaged in the research and/or development and/or promotion and/or marketing and/or sale of (i) probiotic bacteria; (ii) live microbial food supplements ("Supplement") and/or the technology for their manufacture and/or preservation; (iii) novel probiotic bacterial strains of Bacillus subtilis HE and Bacillus licheniformis, including, in particular, ATCC deposited strains PTA-5310 and PTA-5311, which exhibit superior probiotic activity as compared to Biosporin, pharmaceutical compositions, foodstuff and feedstuff containing same and use thereof in the treatment of diseases and disorders which may benefit from probiotic treatment as well as use thereof as pharmaceutical carriers; ((i)-(iii) collectively, the "Technology").

B. The Seller claims and represents that the Supplement benefits the health and wellbeing of humans by restoring and/or improving intestinal microbial balance.

C. The Supplement is not currently being manufactured for commercial purposes but is available in limited quantities for testing and other research purposes by the Seller under the laboratory name "BSL Plus".

D. The Seller has entered into this Agreement with the Buyer, pursuant to which all rights and interest in and/or related to the Technology, as well as all other associated, ancillary and derivative rights shall be sold and transferred to Buyer, subject to the terms and conditions herein contained.

                                    AGREEMENT

     NOW THEREFORE the parties to this Agreement, hereby agree as follows:

ARTICLE 1.   SALE OF ASSETS

1.1 PURCHASE AND SALE. Subject to the terms and conditions contained herein, Buyer agrees to buy and Seller agrees to sell those certain tangible and intangible assets, contracts, rights and properties, including without limitation, the Technology and related Intellectual Property Rights (as defined in section 4.3.1 below), all as described in Exhibit A to this Agreement (collectively, the "Assets").

1.2 COMPLETE TRANSFER. Seller expressly agrees that the sale of the Assets under this Agreement constitutes a complete transfer of all of its rights, title and interest with respect to the Assets, and that Seller reserves no rights to license, manufacture, market or otherwise transfer the Assets.

1.3 NO ASSUMPTION OF LIABILITIES. This Agreement does not transfer, Buyer does not assume, and Buyer expressly disclaims any and all liabilities, costs, debts, claims and obligations of Seller relating to the Assets or otherwise. Buyer shall have no obligation with respect to any obligations of Seller, whether such obligations arose prior or subsequent to the Closing Date.

ARTICLE 2.   PAYMENT  AND  BUYBACK  RIGHT.

2.1 PURCHASE PRICE. Upon the terms and subject to the conditions herein contained, in reliance upon the representations, warranties and agreements of the Seller as herein contained, and in consideration of the sale, assignment, transfer and delivery to the Buyer of the Assets, the Buyer will, upon the closing as set forth in Article 3, deliver to Seller stock certificates representing an aggregate of 1,000,000 shares of unregistered common stock of NYHC (the "Shares") as well as the sum of $250,000 (collectively, the "Purchase Price" or the "Consideration").

2.2 TAXES. Seller shall be responsible for any and all sales or other transaction taxes, sales, income, capital gains, duties and other similar charges payable in connection with the sale of the Assets or the transactions and payments contemplated hereby.

ARTICLE 3.   CLOSING.

3.1 CLOSING DATE. Subject to the fulfillment of the closing conditions as set forth in articles 6 and 7 below, the closing of the transactions contemplated herein (the "Closing") shall be held at the offices of Buyer's attorney on August 11, 2003.

ARTICLE 4.   REPRESENTATIONS  AND  WARRANTIES  OF  SELLER.

Seller  represents  and  warrants  to  Buyer  as  follows:

4.1 ORGANIZATION AND STANDING. Seller represents that it is a corporation organized, validly existing and in good standing under the laws of Panama.

4.2 POWER AND AUTHORIZATION. Seller has all requisite legal power and authority to enter into and perform this Agreement in accordance with its terms. The execution and delivery of this Agreement and the transactions contemplated hereby have been validly and duly authorized by all necessary corporate action and no further authorization or approval, whether from directors or shareholders of any corporate parties of Seller, or governmental bodies or otherwise, is necessary to enable Seller to enter into and perform the same; and this Agreement, when executed and delivered, shall constitute the legal and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.3     TITLE  TO  ASSETS;  INTELLECTUAL  PROPERTY.

4.3.1 GOOD TITLE. Seller has good and marketable title in and to all of the Assets including any patents, patent applications, service marks, trade names, trademarks, trademark applications, copyrights, copyright applications, trade secrets, know-how, data or other proprietary or intellectual property rights included in the Assets (collectively, "Intellectual Property Rights"). The Intellectual Property Rights are not subject to any mortgage, pledge, lien, lease, claim, encumbrance, charge, security interest, royalty obligation or other interest or claim of any kind or nature whatsoever, and Seller does not license any component thereof from a third party. There are no material agreements or arrangements between Seller and any third party which are reasonably likely to have a material effect upon Seller's title to and other rights respecting the Assets. Seller has the sole right to bring actions for infringement of any of the Intellectual Property Rights included in the Assets. To the best of Seller's knowledge, there has been no unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights.

4.3.2   EMPLOYEES.
The Assets do not include any inventions of any of Seller's employees or consultants made or owned prior to their appointment by Seller. All current or former employees and consultants have assigned in writing all of their rights in the Intellectual Property Rights related to the Assets to Seller. No current or former employee or consultant of Seller owns or has claimed an interest in any Intellectual Property Rights related to the Assets or, to the best of Seller's knowledge, any other Intellectual Property Rights directly or indirectly competitive with those related to the Assets.

4.3.3 PROTECTION OF OWNERSHIP INTEREST. Seller has taken and will take all reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property Rights transferred in accordance with this Agreement. Seller has not taken any action or, to its knowledge, failed to take an action that directly or indirectly caused the proprietary information contained in the Assets to enter the public domain or in any way affected its value or Seller's absolute and unconditional ownership thereof. None of the Intellectual Property Rights is subject to escrow and none of such rights has been disclosed to any third party.

4.3.4 NO LIMITATIONS ON ASSETS. With respect to the transfer of rights in and to the Assets under this Agreement, Buyer shall be subject to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Assets, whether in the form transferred to Buyer or after modification. All rights to any tangible or intangible property material (including, but not limited to, all Intellectual Property Rights in the Assets) to the Assets and used in Seller's business as presently conducted or currently planned by Seller, or as conducted by any prior owner of any portion of the Assets, have been validly transferred to Seller free of any adverse claims by any such predecessor entity, or any partner, limited partner, security holder or creditor of any such predecessor entity, and no such property rights remain in any such entity. Seller is under no obligation to pay any other party any royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Assets.

4.3.5 NO VIOLATION OF THIRD PARTY RIGHTS. The use of the Assets and the Intellectual Property Rights in the Assets in the conduct of Seller's business have not and do not infringe or conflict with the rights of others under any Intellectual Property Rights in any jurisdiction in the world.

4.3.6 NO INDEMNITY OBLIGATIONS. Seller has not agreed to indemnify any third party for or against any infringement of any Intellectual Property Rights.

4.3.7 NON DISCLOSURE AGREEMENTS. Seller has taken reasonable steps including without limitation, entering into non-disclosure agreements with all officers, directors, shareholders, employees and consultants involved in Seller's business as it relates to the Assets to maintain the secrecy and confidentiality of and proprietary rights in the Intellectual Property Rights. Exhibit E, hereto annexed, lists the persons who have entered into such non-disclosure agreements. Seller will prior to the Closing Date have delivered to Buyer a true copy of each such executed agreement.

4.4 CONFLICTING AGREEMENTS. Neither the execution nor delivery by seller of this Agreement nor compliance by Seller with the terms and provisions hereof will (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the bylaws or articles of incorporation of the Seller, any award of any Arbitrator or any other agreement, any regulation, law, judgment, order or the like to which Seller is subject or any Contract, or (b) result in the creation of any lien upon all or any of the Assets. Seller is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtness, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the transfer of the Assets.

4.5 SHAREHOLDINGS. The Shares will be received for Seller's own account and the Seller will not receive Shares as an agent or nominee. The Seller is obtaining the Shares for investment purposes only and not with a view to their further distribution. The Seller agrees to execute and deliver to the Buyer the usual and customary investment representation letter confirming these representations. The aforementioned notwithstanding the Seller may distribute the its Shares to its own shareholders, and may also direct a portion of the shares to its officers, employees, consultants and advisors.

4.6 LITIGATION. No action, suit, proceeding or investigation is pending or threatened against Seller: (a) which questions the validity of this Agreement or the right of Seller to enter into this Agreement or seeks to prevent any of the transactions contemplated under this Agreement, (b) which is reasonably likely to have a material adverse effect on the Assets, (c) which challenges the ownership or use, in any respect, of the Assets, or (d) which challenges the rights of Seller under or the validity of any of the Intellectual Property Rights. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or Arbitrator or other similar ruling outstanding against Seller relating to the Assets or this transaction. No action, suit, proceeding or investigation is pending or threatened by Seller against any third party relating to the Assets.

4.7 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Seller is not in violation of any laws, material governmental orders, rules or regulations, whether federal, state, local or foreign, to which Seller or the Assets are subject. Seller will prior to the Closing Date have delivered to Buyer a true and correct list of all licenses, franchises, permits and other governmental authorizations held by Seller that are material in connection with Seller's business related to the ownership and use of the Assets.

4.8 MANUFACTURING AND TECHNOLOGY RIGHTS. Seller has not granted rights to manufacture, publish, produce, assemble, license or sell the Intellectual Property Rights or any of its technology to any person and is not bound by any agreement which affects Seller's exclusive right to manufacture, publish, produce, assemble, license, distribute or sell the Intellectual Property Rights.

4.9 TAXES. There are no tax liens against the Assets and there is no basis for any such lien.

4.10 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

4.11 FULL DISCLOSURE. This Agreement, the Exhibits hereto, and all other documents delivered by Seller to Buyer or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, when taken as a whole, do not contain any untrue statement of a material fact nor, to Seller's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 5.   REPRESENTATIONS  AND  WARRANTIES  OF  BUYER.

Buyer  represents  and  warrants  to  Seller  as  follows:

5.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is a wholly-owned subsidiary of NYHC.

5.2 POWER; AUTHORIZATION. The terms and conditions hereof, and particularly as they relate to the Shares and the registration thereof, require acceptance by the Board of Directors of NYHC. Upon said acceptance:

5.2.1 Buyer shall have all requisite legal power and authority to enter into and perform this
Agreement  in  accordance  with  its  terms.

5.2.2 The execution and delivery of this Agreement and the transactions contemplated hereby shall have been validly and duly authorized by all necessary corporate action on the part of Buyer and no further authorization or approval, whether from directors or shareholders of Buyer or governmental bodies or otherwise, shall be necessary to enable Buyer to enter into and perform the same.

5.2.3 This Agreement, when executed and delivered, shall constitute the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3 CAPITALIZATION. As of March 31, 2003, NYHC's authorized capital stock consisted of 100,000,000 shares of common stock, par value $.01 per share, of which 23,943,821 shares are issued and outstanding, and 5,000,000 shares of convertible preferred stock, $.01 par value per share, of which 590,375 preferred shares are issued and outstanding.

5.4 SHARES VALIDLY ISSUED. When issued in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer as provided by the terms herein contained and/or under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

5.5 CONFLICTING AGREEMENTS. Neither the execution nor delivery by Buyer of this Agreement nor compliance by Buyer with the terms and provisions hereof will conflict with, or result in a breach of (a) the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the bylaws or articles of incorporation of Buyer or any agreement to which Buyer is a party, which would prevent any of the transactions contemplated under this Agreement, or (b) any regulation, law, judgment, order or the like to which Buyer is subject, the default or violation of which would prevent any of the transactions contemplated under this Agreement.

5.6 LITIGATION. No action, suit, proceeding or investigation is pending or threatened against Buyer which questions the validity of this Agreement or the right of Buyer to enter into this Agreement or seeks to prevent any of the transactions contemplated under this Agreement.

5.7 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.8 FINANCIAL STATEMENTS. Buyer has delivered to Seller copies of NYHC's Form 10-Q report (unaudited balance sheet and unaudited statement of income and cash flows for the three-month periods ending March 31, 2003 and June 30, 2003) and its Form 10-K report for the year ended December 31, 2002 (collectively, the "Financial Statements"). The Financial Statements, together with any notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of Buyer as at December 31, 2002, March 31, 2003 and June 30, 2003; provided, however, that the unaudited financial statements are subject to normal recurring year end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

ARTICLE 6. CLOSING CONDITIONS OF SELLER. Seller's obligations to sell the Assets are subject to the fulfillment by Buyer on or prior to the Closing Date of all of the conditions set forth in this Section 6. Buyer acknowledges and agrees that Seller shall not owe Buyer any amount for a failure of the closing to occur as a result of a failure by Buyer to fulfill any closing condition of Seller.

6.1 MATERIAL ADVERSE CHANGE. The representations and warranties made by Buyer in Section 5 above shall be true and correct as of the Closing Date.

6.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Buyer on or prior to the Closing Date shall have been performed or complied with in all respects.

6.3 LICENSE AGREEMENT. Buyer shall have executed the License Agreement in the form hereto appended as Exhibit D.

ARTICLE 7. CLOSING CONDITIONS OF BUYER. Buyer's obligations to purchase the Assets are subject to the fulfillment by Seller on or prior to the Closing Date of all of the conditions set forth in this Section 7, and Buyer shall not owe Seller any amount for a failure of the closing to occur as a result of a failure by Seller to fulfill any closing condition of Buyer.

7.1     SATISFACTORY  DUE  DILIGENCE;  MATERIAL  ADVERSE  CHANGE.

Buyer shall be satisfied in its sole discretion: (a) that the representations and warranties made by Seller in Section 4 above are true and correct as of the Closing Date; (b) that any matters which Buyer deems to be unacceptable and which have been specified in writing to Seller have been remedied to Buyer's satisfaction; and (c) with the results of its business, technical, legal and financial review of the books, records, agreements and other legal documents and business organization of Seller.

7.2 CONSENTS, APPROVALS AND WAIVERS. Seller shall have obtained, in a manner satisfactory to Buyer and its counsel, any and all approvals, consents, permits and waivers and made all filings necessary or appropriate for the sale and transfer of the Assets under this Agreement.

7.3 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Seller on or prior to the Closing Date shall have been performed or complied with in all respects.

7.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

ARTICLE 8.   INDEMNIFICATION.

8.1 SELLER INDEMNITY. Seller agrees to indemnify Buyer, NYHC, their respective affiliates, subsidiaries, and successors and hold them harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal and expert witnesses' fees and expenses) incurred by any of them, directly or indirectly, to the extent that such liabilities, losses, damages, costs or expenses ("Damages") are occasioned by, caused by or arise out of:

8.1.1 Any breach by Seller of any of the representations or warranties, or failure to perform any of the covenants, made by such Seller in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement.

8.1.2 Any debts, claims, liabilities, or obligations of Seller not expressly assumed by Buyer pursuant to this Agreement.

Seller understands and agrees that Buyer's remedies, as stated above for breaches described in subsections 8.1.1 and 8.1.2 will be inadequate and that in the event of any such breach, and without prejudice to or derogating from any other rights or remedies due Buyer hereunder or at law, Seller shall forfeit the Consideration and return it to Buyer.

8.2 BUYER INDEMNITY. Buyer agrees to indemnify Seller and hold it harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal and expert witnesses' fees and expenses) incurred by the Seller to the extent that such Damages are occasioned by, caused by or arise out of any breach of any of the representations or warranties or failure to perform any of the covenants made by Buyers in this Agreement.


8.3 INDEMNIFICATION CLAIMS. If either party hereto (the"Claimant") wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice setting forth:

8.3.1 the specific representation and warranty or covenant alleged to have been breached by such other party;

8.3.2 a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

8.3.3 a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

8.4 DEFENSE OF THIRD PARTY ACTIONS. If either party hereto (the "Indemnified Party") receives notice or otherwise obtains knowledge of the commencement or threat of any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such complaint or the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or the opportunity to defend or participate in the defense of said claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days after receipt of the notice to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20 day period, then such Indemnified Party may employ counsel, reasonably acceptable to the Indemnifying Party, to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use all commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action. No Indemnified Party may settle or compromise any claim, or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not settle any claim or assertion, unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

8.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties and indemnities provided under, or set forth in this Agreement or other document or instrument delivered pursuant to this Agreement shall survive the Closing Date, and shall remain in force or effect for a period of forty-eight (48) months, after which all liability of Seller and Buyer with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if, within such forty eight month period, Claimant delivers a written notice to the other party hereto then the specific representation, warranty or indemnification claim set forth in such notice shall survive such expiration date (and shall not be extinguished thereby) until the final disposition of such specific claim.

8.6 THRESHOLD. Neither the Seller nor the Buyer shall be required to make any indemnification payment pursuant to Section 8.1 or 8.2, respectively, until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by an Indemnified Party, or to which an Indemnified Party has or otherwise becomes subject to, exceeds $10,000 in the aggregate. At such time as the total amount of such Damages exceeds $10,000 in the aggregate, the Indemnified Party shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $10,000).

ARTICLE 9.   POST-CLOSING  COVENANTS.

9.1 FURTHER ASSURANCES. Seller shall not voluntarily undertake any course of action, which interferes in any way with the rights, obtained by Buyer hereunder or is otherwise inconsistent with the satisfaction of its obligations or agreements set forth in this Agreement. Seller hereby agrees not to contest Buyer's ownership of the Intellectual Property Rights or Buyer's title to the Assets. Seller shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, consistent with the terms of this Agreement, which are reasonably requested and prepared by Buyer or its counsel, and shall take any other action, consistent with the terms of this Agreement, that may be reasonably requested and prepared by Buyer or its counsel for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession, any or all of the Assets.

9.2 CONFIDENTIALITY. From and after the Closing Date, to the maximum extent permitted by applicable law, all technical, business, legal and other information directly relating to the Assets and Intellectual Property Rights thereto shall at all times be and remain the sole and exclusive property of Buyer. At all times after the Closing Date, Seller shall retain in strictest confidence, and shall not disclose to third parties or use for its benefit or for the benefit of any third party, all information assigned to Buyer under this Agreement or in any other way relating to the Assets. Seller understands and agrees that Buyer's remedies at law for a breach by Seller of its obligations under this Section will be inadequate and that Buyer shall, in the event of any such breach, be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available to Buyer at law. Without derogating from the generality of the aforementioned or from any other right or remedy due Buyer from Seller, Seller agrees that in the event of its breach of any of its obligations under this Section 9, it shall forfeit the Consideration.

9.3 NONCOMPETITION. Without in any way derogating from Seller's undertakings and Buyer's rights pursuant to Sections 1.1 and 1.2 above, for and during a period of five years immediately following the Closing Date, Seller may not engage directly or indirectly in any activities involving technology and/or products similar to the Assets or competitive with the activities of the Buyer, and in general may not engage in research and/or development and/or promotion and/or marketing and/or sales of (i) any microbial food supplements making use of bacillus based bacteria, (ii) other prebiotic or probiotic products or technology intended to treat human or animal digestive or intestinal diseases or disorders, (iii) any other improvements and/or developments and/or applications of the Technology and/or the Intellectual Property Rights.

9.4 REGISTRATION RIGHTS. Reference is made to Exhibit D, the Registration Rights Agreement, annexed hereto, which is deemed incorporated herein by reference and made a part hereof.

9.5 DEMAND REGISTRATION RIGHTS. Reference is made to Exhibit D, the Registration Rights Agreement, annexed hereto, which is deemed incorporated herein by reference and made a part hereof.

9.6 LOCK-UP AGREEMENT. Seller's registration rights pursuant to the terms of Sections 9.4 and 9.5 above notwithstanding, Seller shall not sell or otherwise transfer or dispose of the Shares for a period of 180 days following the effective date of a registration statement in respect of the Shares or for a period of one (1) year following the Closing Date, whichever period ends sooner. However, in the event that the common stock of NYHC trades at or above a price of five ($5.00) dollars per share for ten (10) days within any thirty (30) day period, the said lock-up shall immediately expire.

9.7 LEGEND ON STOCK CERTIFICATE. Each certificate representing Shares issued pursuant to this agreement shall be endorsed with the following legend:

        THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE BIO BALANCE CORP., NEW YORK HEALTH CARE, INC. (THE "COMPANY") AND THE HOLDER, HAVE NOT BEEN REGISTERED
        UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE "ACT"), AND MAY NOT BE SOLD,

        TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION AND FROM THE PROVISIONS OF ANY APPLICABLE STATE "BLUE SKY" LAWS ARE AVAILABLE.

ARTICLE  10.     MISCELLANEOUS.

10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York. Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought exclusively in a state or federal court in New York.

10.2 WAIVERS; CUMULATIVE REMEDIES. Any waiver, consent or the like must be in writing. Any waiver by either party of any breach of this Agreement by the other party shall not constitute a waiver of any other or subsequent breach of this Agreement. All remedies, either under this Agreement or by law or otherwise, afforded to the parties hereunder shall be cumulative and not alternative.

10.3 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon receipt by facsimile with a confirming copy sent by first-class mail, postage prepaid, or fifteen
(15) days after deposit in the postal system by certified or registered mail, return receipt requested, postage prepaid to the addresses first set forth below such other address as a party may designate for itself by providing notice hereunder:

      If to Seller:                        If to Buyer:
      N. Nuzzo,                            Paul Stark, Chief Business Officer
      NexGen Bacterium Inc                 The Bio Balance Corp.
      Arango- Orillac Building             16 East 34 Street Street, 7th floor
      2nd Floor                            New York, NY 10016
      East 54 Street                       Fax: (212) 679 7778
      Panama City, Panama
      Fax:                                 Jerry Braun, President
                                           New York Health Care, Inc.
                                           1850 McDonald Avenue
                                           Brooklyn, NY 11223
                                           Fax: (718) 375-4007

Copies To:
William J. Davis
Scheichet& Davis, P.C.

800 Third Avenue - 29th Floor
New York, NY 10022
Fax: (212) 371-7634


10.4 AUDIT. Each party shall provide the other with notice of an audit by any tax authority of such party's books and records, which is reasonably likely to relate to the Assets or the sale of the Assets in this transaction.

10.5 ATTORNEYS' FEES. In any action brought to construe or enforce this Agreement, the prevailing party shall receive, in addition to any other remedy to which it may be entitled, compensation for all costs incurred in pursuing such action, including, but not limited to, reasonable attorneys and expert witnesses fees and costs.

10.6 EXPENSES. Except as otherwise provided for herein, each party shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transaction contemplated hereby.

10.7 SEVERABILITY. In case any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed amended to the extent required to make it valid and enforceable and such amended provision and the remaining provisions of this Agreement will remain in full force and effect.

10.8 TITLE AND HEADINGS. The titles and headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 SUCCESSOR AND ASSIGNS. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

10.10 RIGHTS OF THIRD PARTIES. Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, or obligate any of the parties hereto, to any person or entity.

10.11 PUBLICITY. The terms of this Agreement shall be considered confidential information of Parties. All parties agree that the specific provisions hereof shall not be revealed or disclosed by it without the prior written consent of the other except to the extent such disclosure is required by applicable law or regulation.

10.12 ENTIRE AGREEMENT; COUNTERPARTS AMENDMENT. This Agreement, the Exhibits hereto and the other documents delivered pursuant hereto constitute the full, exclusive, complete and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersedes and revokes all other previous discussions, understanding and agreements between the parties, whether oral or written, with regard to the subject matter hereof. This Agreement may be executed in two or more counterparts and all counterparts so executed shall constitute one and the same agreement binding on all parties hereto. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the affected party.

10.13 DISCLOSURE OF INFORMATION. Seller declares that it has received all the information necessary or appropriate for deciding whether to receive the Shares as consideration for the Assets. Seller further represents that its officers and agents have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions pertaining to the Shares and the business, properties, prospects and financial conditions of Buyer. Seller has arrived at an independent view concerning the value of Buyer, recognizes that the transactions in which Seller is acquiring the Shares is occurring in an arms' length transaction and is not relying upon any statements by Buyer as to the value of Buyer or the Shares. Seller agrees to execute and deliver to NYHC the usual and customary stock subscription agreement.

     The parties to this Agreement have caused this Agreement to be executed and delivered as of August 11, 2003


                                            /s/ Paul Stark
                                            --------------
                                            The BioBalance Corp.

                                            Printed Name:  Paul Stark
                                            Title:  Chief Business Officer
                                                   -----------------------

                                            /s/  Jerry Braun
                                            ----------------
                                            New York Health Care, Inc.

                                            Printed Name:  Jerry Braun
                                            Title:  President and Chief
                                                    -------------------
                                            Executive Officer
                                            -----------------

/s/ Michel Marechal    Norma Nuezo
--------------------------------------------------------------------------------
NexGen Bacterium Inc.

Printed Name: Michel Marechal    Norma Nuezo

Title:  General Attorneys
        -----------------


                                    EXHIBIT A

                                     ASSETS

The following assets are the subject of this Purchase Agreement:

1. All know-how possessed by the Seller in connection with novel probiotic bacterial strains of Bacillus subtilis HE and Bacillus licheniformis, including, in particular, ATCC deposited strains PTA-5310 and PTA-5311, which exhibit superior probiotic activity as compared to Biosporin, pharmaceutical compositions, foodstuff and feedstuff containing same and use thereof in the treatment of diseases and disorders which may benefit from probiotic treatment as well as use thereof as pharmaceutical carriers.

2.     Patent Application as attached.
3. Any additional patents or patent applications that may be filed relating to the Assets.


                                    EXHIBIT B

                           Confidentiality Agreements

The following persons, natural and corporate, have entered into confidentiality agreements, pursuant to which each such person has undertaken to maintain the secrecy and confidentiality of and proprietary rights in the Assets and the related Intellectual Property Rights:

Mark Olshenitsky
Dr Iryna Osipova
Dr. Iryna Sorokulova

                                    EXHIBIT C

                       Legal Opinion of Counsel to Seller
                  (to be submitted under counsel's letterhead)

I, the undersigned _____________ , an advocate licensed to practice in _________ hereby declare and confirm that

a. __________________ Inc. is registered, and in good standing in the jurisdiction of __________;

b. The Asset Purchase Agreement (the "Agreement") dated as of August 11, 2003 by and among NexGen Bacterium Inc. and The Bio Balance Corp. was executed by ___________ on behalf of _________ pursuant to a resolution adopted by the Board of Directors of ________ in accordance with the memorandum and by-laws _________. A true copy of such Board resolution authorizing and instructing ________ to execute the above-mentioned Asset Purchase
     Agreement  on  behalf  of  ______  is  hereto  annexed.



Respectfully,

________________